SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated as of March 1, 2006, is made and entered into by you, Steven C. Preston, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you”) and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “ServiceMaster”).

1.          Separation Date. You shall continue to be employed by ServiceMaster from the date hereof until the earlier of (a) June 30, 2006; (b) your acceptance of a full-time position with an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, joint venture, governmental agency or other entity (a “Person”) other than ServiceMaster and its subsidiaries; and (c) any mutually agreeable date prior to June 30, 2006 (the “Separation Date”). At the close of business on the Separation Date, you shall cease to serve as an officer or director of all subsidiaries of ServiceMaster where you serve as such; and any employment or similar agreement with ServiceMaster shall be terminated and shall have no further force or effect except as provided herein.

2.          Separation Pay. In exchange for your promises as set forth in this Agreement, and provided you do not revoke this Agreement in accordance with Paragraph 19 below, ServiceMaster agrees to pay you a lump sum cash amount equal to $2,010,400.00, less applicable tax withholdings and other deductions as soon as administratively practicable after the Separation Date, but in no event later than 30 days after the Separation Date.

3.          Outplacement. In the event that you do not accept a full-time position with a Person other than ServiceMaster and its subsidiaries as of the Separation Date, ServiceMaster will provide you with outplacement services as designated by ServiceMaster for the period commencing on the Separation Date and continuing for nine consecutive months, up to a maximum cost of $10,000.00.

4.          Benefit Programs. ServiceMaster will continue your participation in the group medical, dental, life, accidental death and dismemberment and disability insurance coverages, if applicable, until the Separation Date, on the same terms and conditions as such benefits are then provided to active officers of ServiceMaster. You shall become eligible for continuation of your group medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) on the first day after the Separation Date. If you elect COBRA continuation coverage, you will not be responsible for paying any portion of the cost of such coverage during the 18-month COBRA eligibility period. After the Separation Date, ServiceMaster will not deduct any amounts from your separation pay for your active employee share of the group insurance premium. Your coverages during the 18-month period will be subject to the programs’ then-prevailing terms and ServiceMaster reserves the right to change or discontinue these benefit programs at any time. After the Separation Date, you shall no longer be eligible to participate in any other benefit programs of ServiceMaster, including without limitation, life, accidental death and dismemberment, short-term disability and long-term disability insurance and any club or similar memberships.

5.          PSRP. Your participation and your eligibility to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”) will end at the close of business on the Separation Date. Any amounts to be paid, distributed, rolled over or held under the PSRP will be paid, distributed, rolled over or held in accordance with the terms of the PSRP and applicable rules and regulations.

6.          ESPP. Your participation and your eligibility to participate in the ServiceMaster Employee Stock Purchase Plan (“ESPP”) will end at the close of business on the Separation Date. Any shares held in the ESPP will be distributed in accordance with the terms of the ESPP.

7.          Deferred Compensation Plan. Your participation and your eligibility to participate in the ServiceMaster Deferred Compensation Plan (“DCP”) will end at the close of business on the Separation Date. Any amounts to be paid or distributed under the DCP will be paid or distributed in accordance with the terms of the DCP and your elections.

8.          2005 Annual Bonus Plan and Corporate Performance Plan. Subject to the approval of the CLDC, you will receive a payment under the ABP and ServiceMaster Corporate Performance Plan (“CPP”) for the year 2005 if earned in accordance with the terms of the ABP and CPP. Any payment under the ABP and CPP would be made to you in a time period consistent with any payments made to active officers of ServiceMaster.

9.          Stock Options and Stock Appreciation Rights. Each option to purchase ServiceMaster common stock and stock appreciation right (“SAR”) relating to ServiceMaster common stock currently held by you will continue in accordance with its terms. For purposes of each such option and SAR, the date of your termination of employment shall be the close of business on the Separation Date; it being understood that each such option and SAR shall be exercisable after the Separation Date only to the extent exercisable on the Separation Date and will expire six months after the Separation Date; provided, however, that the stock option granted to you on May 4, 2000 will expire three months after the Separation Date. Each stock option and SAR may vary with regard to the exercisability schedule, exercise price, base price and post-employment obligations regarding competition against ServiceMaster, confidentiality and solicitation of employees. You should refer to each stock option agreement and SAR agreement for these details.

10.        Restricted Stock. (a) If the Separation Date is on or prior to February 28, 2006, the 5,610 shares of restricted stock granted to you on February 13, 2004 that would have vested on March 1, 2006 and the 3,333 shares of restricted stock granted to you on February 11, 2005 that would have vested on March 1, 2006 shall vest as follows: the 8,943 shares of restricted stock that would have vested on March 1, 2006 shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of days from but excluding the Separation Date and to and including February 28, 2006 and the denominator of which is 360. If the Separation Date is on or after March 1, 2006, the 8,943 shares of restricted stock shall vest as of March 1, 2006.

(b)        If the Separation Date is on or prior to March 17, 2006, the 2,555 shares of restricted stock granted to you on March 18, 2003 that would have vested on March 18, 2006

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shall vest as follows: the 2,555 shares of restricted stock that would have vested on March 18, 2006 shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of days from but excluding the Separation Date and to and including March 17, 2006 and the denominator of which is 360. If the Separation Date is on or after March 18, 2006, the 2,555 shares of restricted stock shall vest as of March 18, 2006.

(c)        Subject to Paragraphs 10(a) and (b), all other shares of restricted stock held by you that are not vested on the Separation Date shall be forfeited at the close of business on the Separation Date.

11.        Automobile. ServiceMaster agrees that within fifteen days after the Separation Date, you may purchase your company vehicle, if any, in accordance with ServiceMaster policy and procedures, at the book value as of the Separation Date. If you do not purchase your company vehicle, you agree to return any such vehicle to ServiceMaster’s Downers Grove headquarters within fifteen days after the Separation Date.

12.        Voicemail/E-mail Address. ServiceMaster will continue to maintain your ServiceMaster voicemail box and e-mail address for three months after the Separation Date. During that time, you will continue to have access to your voicemail box and the e-mail system.

13.        Vacation. You have no unused, accrued vacation time for payout at the close of business on the Separation Date. You will not accrue any vacation time during the Salary Continuation Period.

14.        Reimbursement of Expenses. ServiceMaster will reimburse you for all unreimbursed expenses properly incurred by you in the course of the performance of your duties on or prior to the Separation Date; provided that such expenses are reasonably documented and submitted no later than thirty days after the Separation Date.

15.        Deductions. Any amounts paid or payable to you under this Agreement, the ABP, CPP, PSRP, ESPP or any other plan or program of ServiceMaster shall be subject to all deductions required by federal and state law and any applicable benefit program contributions. In addition, you agree that by executing this Agreement you authorize ServiceMaster to deduct any amount or amounts owed by you to ServiceMaster from any amounts payable by ServiceMaster to you. This right of setoff shall not be an exclusive remedy and ServiceMaster’s election not to exercise this right of setoff with respect to any amount payable to you shall not constitute a waiver of this right of setoff with respect to any other amount payable to you or any other remedy.

16.        Change in Control Severance Agreement. Pursuant to Section 8(a) of the Change in Control Severance Agreement dated October 31, 2001, between ServiceMaster and you, such agreement shall terminate as of the Separation Date.

17.        Release. In exchange for the agreements described in Paragraphs 2, 3, 4, 8 and 10 you agree to waive and release all claims and causes of action that you may have against ServiceMaster on the day you sign this Agreement, including, but not limited to, claims and

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causes of action arising out of or in any way related to your employment with ServiceMaster. This includes, but is not limited to: claims for breach of contract; claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act; claims for violation of public policy, tort or common law; and claims for additional compensation or damages or attorney’s fees. You understand that this Agreement includes a release of all known and unknown claims to the date you sign this Agreement except for claims for vested benefits or any other claims which cannot be released or waived by law.

18.        Covenant Not to Sue. You agree that you will not commence, aid, or maintain any action or other legal proceeding based upon any claim arising out of or related to the matters released in this Agreement, except for the purpose of enforcing this Agreement or as required by law.

19.	Acknowledgements. You further agree that:

•	You have read this Agreement and understands all of its terms;
•	You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;
•	You have been advised to consult an attorney regarding this Agreement;
•	You have been offered twenty-one days to consider this Agreement;
•

You have seven calendar days to revoke this Agreement after you sign it. If you want to revoke it, you must deliver a written revocation to Jim Kaput, Senior Vice President and General Counsel, The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, IL 60515 within seven days after you sign this Agreement. If you do not revoke it, the Agreement will become effective on the eighth day after you sign it; and

•	The promises contained in Paragraphs 2, 3, 4 and 10 are consideration for your signing this Agreement and represent payments that you are not otherwise entitled to receive from ServiceMaster.

20.        Transition. Until the Separation Date, you agree that you will assist ServiceMaster, as requested, in the professional transition of work in progress, files and pertinent information.

21.	Certain Covenants.

(a)       From the date you sign this Agreement until two years after the Separation Date, you shall not in any manner, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster is then directly or indirectly

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conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster.

(b)      From the date you sign this Agreement until two years after the Separation Date, you shall not in any manner, directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster.

(c)       You shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of ServiceMaster (defined throughout this Agreement to include all subsidiaries of ServiceMaster) or (ii) other technical, business, proprietary or financial information of ServiceMaster not available to the public generally or to the competitors of ServiceMaster (“Confidential Information”), except to the extent that such Confidential Information (1) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (2) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. You shall return all Confidential Information in any form (including, but not limited to, data stored by computer) to ServiceMaster on or before the Separation Date.

(d)      If, at any time of enforcement of this Paragraph 21, a court or an arbitrator holds that the restrictions stated in this Agreement are unreasonable under circumstances then existing, ServiceMaster and you agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court or arbitrator shall revise the restrictions contained in this Agreement to cover the maximum period and scope permitted by law.

(e)        You acknowledge that any breach of this Paragraph 21 will result in serious and irreparable injury to ServiceMaster for which ServiceMaster cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy ServiceMaster may have, ServiceMaster will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

22.        Return of ServiceMaster Property. Except as provided in Paragraph 11, you agree to return to ServiceMaster all ServiceMaster property, equipment and materials prior to the Separation Date, including, but not limited to, the following materials provided to you in the course of your employment with ServiceMaster: Blackberry, laptop computer; cell phone; security badge, telephone calling cards; key card; keys; credit cards; and all written or graphic materials (and all copies) relating in any way to ServiceMaster’s business, including documents, manuals, computer files, diskettes, customer lists and reports.

23.        Compliance with Section 409A. Notwithstanding any other provision herein, if (a) any payment under this Agreement shall be considered the payment of “nonqualified deferred

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compensation” and (b) you are considered a “specified employee,” in each case within the meaning of Section 409A of the Internal Revenue Code of 1986, then any such payment, or installments thereof, that are scheduled to be paid prior to the six-month anniversary of the date of the Separation Date shall be suspended and be paid to you as soon as administratively practicable after the six-month anniversary of the Separation Date.

24.        Pending or Future Lawsuits/Claims. You further agree that during the Salary Continuation Period, you will personally provide reasonable assistance and cooperation to ServiceMaster in activities related to the prosecution or defense of any pending or future lawsuits or claims involving ServiceMaster of which you have knowledge. ServiceMaster agrees to reimburse you for reasonable out-of-pocket expenses incurred by you in complying with ServiceMaster’s requests hereunder, provided that such expenses are authorized by ServiceMaster in advance. Nothing herein is intended or should be construed as requiring anything other than your providing truthful and accurate information in connection with the lawsuits/claims.

25.        Confidentiality of this Agreement. You agree that the existence of and terms of this Agreement are to remain confidential and you will not disclose the terms of this Agreement to anyone other than your spouse, tax advisor, attorney, or as required by law. Upon inquiry by any other person, you will state that all matters have been resolved and will make no further comment. You agree that you will request that persons to whom disclosure is made pursuant to this paragraph will keep any such information confidential and will not disclose it to others. Notwithstanding this confidentiality provision, you may disclose to any prospective employer the fact that you are subject to obligations of non-competition, non-solicitation and confidentiality.

26.        Non-Disparagement. You and ServiceMaster agree that each will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the other party, including ServiceMaster’s products or services, and its directors, officers, executives, shareholders and employees.

27.       Assignment. You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that in the event of your death, the benefits payable under this Agreement shall be paid to your beneficiaries or estate.

28.        No Admission. You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

29.        Entire Agreement. You and ServiceMaster agree that, except as otherwise specified herein, this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster. This Agreement may not be amended except in writing signed by you and an executive officer of ServiceMaster.

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30.        Severability. You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

31.        Remedies. You acknowledge that ServiceMaster would be irreparably injured by a violation of Paragraph 21 of this Agreement, and you agree that ServiceMaster shall be entitled to an injunction restraining you from any actual or threatened breach of Paragraph 21 of this Agreement or to any other appropriate equitable remedy without any bond or other security being required. If you are found to be in violation of Paragraph 21 of this Agreement, you shall reimburse ServiceMaster for its attorney’s fees and costs incurred in enforcing this Agreement.

32.       Arbitration. Except as provided in Paragraph 31 and in this Paragraph 32 of this Agreement, any dispute or controversy between ServiceMaster and you, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its National Rules for the Resolution of Employment Disputes then in effect. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The non-prevailing party shall pay its own attorneys’ fees and the attorneys’ fees of the prevailing party incurred in any arbitration proceeding under this Paragraph 32. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of ServiceMaster and you. ServiceMaster and you acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

33.        Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

34.        No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

35.        Notices. All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days

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after deposit in the U.S. Mails, certified with return receipt requested. All notices will be addressed as follows:

If to you:	If to ServiceMaster:

Steven C. Preston	ServiceMaster Company
Hinsdale, IL 60521	3250 Lacey Road, Ste. 600
The 819 S. Washington St.	Downers Grove, IL 60515
Attn: General Counsel

or to such other address as either party will have furnished to the other in writing.

SIGNED:

/s/ Steven C. Preston	/s/ Jonathan P. Ward
Steven C. Preston	Jonathan P. Ward
Chairman and Chief Executive Officer

Dated: February 28, 2006	Dated: March 1, 2006

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